SECOND EXTENSION & FORBEARANCE AGREEMENT

THIS SECOND EXTENSION & FORBEARANCE AGREEMENT (the “Agreement”) is made between the Kay M. Gumbinner Trust, a Virginia trust (“Holder”) and Innovative Logistics Techniques, Inc. a Virginia corporation and Innolog Holdings Corporation, a Nevada corporation, each with its principal place of business in Virginia (together, “Innolog” or “Maker”) (collectively referred to as the “Parties”).

RECITALS

A.           Innolog is indebted to Holder and has entered into 3 promissory notes in favor of Holder: a Secured Promissory Note, dated February 7, 2011, in the principal amount of 75,000, a Secured Promissory Note, dated February 9, 2011, in the principal amount of 25,000, a Secured Promissory Note, dated February 15, 2011, in the principal amount of 50,000, (each a “Note” and collectively, the “Notes”).  The total principal amount due and owing under the Notes is $150,000 (the “Total Principal Amount”) and the total amount currently due thereunder is $177,000. Capitalized terms not otherwise defined herein shall have the meanings provided in the Notes.   All indebtedness, obligations and liabilities of Maker to Holder, now existing or hereafter arising or evidenced, whether or not specifically mentioned in this Agreement, are referred to as the “Obligations.”  All instruments, documents and agreements evidencing, securing or pertaining to the Notes are the “Loan Documents.”

B.           The Notes were all due and payable at 5 pm on February 22, 2011.

C.           Each of the Notes is past due and in default and as such has incurred various Late Fees.

D.           Each of the Notes contains a Confession of Judgment and a requirement to immediately file UCC-1 Financing Statements and security interests in the accounts receivable of Innolog as of February 23, 2011.

E.           The Holder previously extended the Maturity Date on the Notes in accordance with the terms of the Extension Agreement dated as of February 26, 2011 (“Extension Agreement”), pursuant to which it extended the Maturity Date to March 7, 2011.

F.     Innolog has requested that Holder, subject to the terms and conditions hereof, forbear for a period of time from the exercise of Holder’s respective rights and remedies otherwise available at law, in equity, by agreement or otherwise.  The forbearance by Holder from the current exercise of its respective rights and remedies as provided for in this Agreement, and as requested by Maker, shall result in direct and tangible benefit to Holder and Maker.

G.           The Holder is willing to forebear pursuing its rights under the Notes and the Extension Agreement in exchange for the consideration described herein, but without waiving any of the Obligations or amounts owed.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged by the Parties, and in further consideration of the covenants and promises, agreements and premises set forth below, the Parties agree as follows:

1.           Binding Effect of Recitals.  The above Recitals are incorporated into this Agreement by reference.  Capitalized terms not otherwise defined herein shall have the meanings provided in the Notes and the Extension Agreement.

2.           Indebtedness. Maker acknowledges and agrees that Maker is in default under Notes and the Extension Agreement and that as of March 23, 2011 One Hundred Seventy-Seven Thousand and 00/100 ($177,000) is past due and owing thereunder.

3.     Representations and Warranties.  In consideration of the limited agreement of Holder to forbear from the exercise of its rights and remedies as set forth above, Innolog represents and warrants to Holder that:

(i) the Obligations were incurred for business or commercial purposes, and not for personal, family or household purposes.
(ii) Innolog’s Indebtedness is due and payable by Innolog, and the Loan Documents are fully enforceable by Holder and are not subject to any defense, counterclaim, setoff or recoupment by Innolog.
(iii) the execution and performance of this Agreement by Innolog does not and will not violate any agreement to which Innolog is a party or by which Borrow or its parent is governed. This Agreement represents an arm's-length transaction freely entered into by Innolog and Guarantors, and Holder has acted in good faith in the making of this Agreement.  Innolog and Guarantors acknowledge that they have had the opportunity to retain counsel to participate in the negotiation and execution of this Agreement.
(iv) The execution and performance of this Agreement by Innolog does not and will not violate any agreement to which Innolog is a party.
(v)  All financial and other information given by Innolog or any of their agents or representatives to Holder is and shall be true and accurate.
(vi)  During the Forbearance Period, Innolog will not incur any additional debt except for debt approved by Holder in writing in advance.
(viii)  Innologs shall not take any action that would impair their ability to perform the obligations hereunder or to satisfy any of the terms hereof;
(ix) the terms of the Warrants described herein are accurate in all respects or Innolog shall have made the cash payments with respect thereto as provided herein.
(x) Innolog shall stay current on all payments and reimbursements to Fred Gumbinner and FRG Enterprises, Inc.
(xi) Innolog shall not make any payments whatsoever to any person, creditor, agency, or governmental body other than ordinary, usual, consistently recurring, current operating expenses until the Obligations are paid in full (i.e., no old debts, no past due obligations, no past due payable, no other loans or debts of any kind).   This obligation is intended to be comprehensive in nature and broadly construed.  The parties agree that a breach of this representation and warranty would be a fraudulent act and would constitute fraud and thus immediately entitles Holder, without any need for any proof whatsoever other than Innolog making any such payment, to treble damages, deemed to 3 times the amount then outstanding under the Loan Documents at the time of such breach.
(xii)  This Agreement is not being entered into with the intent to hinder, delay, or defraud any creditor of Innolog.

4. Forebearance. The Holder shall forebear pursuing its rights under the Notes and the Extension Agreement in accordance with the terms hereof until the earlier of (a) April 20, 2011; (b) the breach or any provision hereof, including, without limitation, any representation or warranty; (c) the breach of the terms of the Warrants or the payment related thereto; and (d) the failure to make any payment required hereunder at prior to when due (the “Forbearance Period”).

5.           Forebearance Fee/Conditions of Forebearnce.  In consideration of Holder forebearing to exercise its rights, including not filing the Confession of Judgments and security interests, Innolog shall pay to Holder the following:

a.      177,000 new warrants in Innolog Holdings Corporation each with an exercise price of $0.01per share, utilitizing the standard Innolog Holdings Warrant Agreement modified to provide that the warrants are immediately exerciseable and that the common stock related to them are guaranteed to be received by Holder within 3 business days of exercise and such stock is immediately freely tradeable and fully authorized, validly issued, fully paid and non-assessable with no restrictions or restrictive legend whatsoever.  Furthermore, as part of such Warrant and the terms hereof, Innolog agrees that if any aspect of the above terms and conditions of the Warrants is not accurate and correct or for any reason Holder does not receive the common stock within 3 business days and such common stock is not freely tradeable through Holder’s broker – Merrill Lynch, then Innolog is immediately obligated to pay Holder $0.20 per warrant in cash – such obligation is covered by the Confession of Judgment contained herein.

b.       The prior 150,000 warrants that are due and owing under the Notes are modified to be exerciseable at $0.01 instead of at $0.50 and have the special terms described in 5 a. immediately above.

c.       $13,500 paid by wire transfer by Friday, March 25, 2011

d.       $13,500 paid by wire transfer by Friday, April 1, 2011

e.       $75,000 paid by wire transfer by 3 pm April 4, 2011

f.       $75,000 paid by wire transfer by 3 pm April 20, 2011

g.      There shall be an additional late fee of ten percent (10%) of the total Obligations then outstanding if any of the payment listed in items c, d or e are not made at or before the times required above.

h.      Innovative Logistics Techniques, Inc. (“ILT”) shall concurrently with the execution hereof, execute and deliver the Security Agreement presented in connection herewith.  Furthermore, ILT hereby authorizes and appoints Richard Golden as its attorney-in-fact with full power of attorney to execute and file any UCC-1 Financing Statement(s) and such other instruments in such jurisdiction s Holder may request in order to perfect Holder’s security interest under the Notes.  Holder agrees to forego filing the Security Agreement and any associated UCC-1 Financing Statement until such time as there is a default under this Agreement.

6.           Security.  The obligations hereunder are secured by the Confession of Judgment and security contained in the Notes, i.e, accounts receivable of ILT.

7.           Loan Documents.  This Agreement shall not constitute a novation of any of the Loan Documents, and the Loan Documents shall remain in full force and effect subject only to Holder's agreement to forbear as set forth herein.  All of the other terms of the Loan Documents shall remain in full force and effect and Holder shall have and maintain all of its rights thereunder, including having additional Late Fees.

8.           Release and Waiver.  Maker hereby acknowledge and stipulate that they have no claims or causes of action against Holder of any kind whatsoever, whether arising out of the Loan Documents or out of the negotiation, execution and delivery of this Agreement.  Innolog hereby release Holder from any and all claims, causes of action, demands and liabilities of any kind whatsoever whether direct or indirect, fixed or contingent, liquidated or nonliquidated, disputed or undisputed, known or unknown, which Innolog have or may acquire in the future relating in any way to any event, circumstance, action or failure to act by Holder in connection with any of the Obligations, from its inception through the date of this Agreement.

9.           No Obligation to Extend Future Forbearances; No Waiver.  Innolog acknowledge and agree that Holder is not obligated and does not agree to extend any other or future forbearances except as expressly set forth herein. This Agreement shall not constitute a waiver by Holder of any of Innolog' defaults under the Loan Documents.  Except as expressly provided herein, Holder reserves all of its rights and remedies under each of the Loan Documents.  No action or course of dealing on the part of Holder, its officers, employees, consultants, or agents, nor any failure or delay by Holder with respect to exercising any right, power or privilege of Holder under the Note, any other Loan Document, or this Agreement, shall operate as a waiver thereof, except to the extent expressly provided herein.

10.         Authority to Execute Agreement/Signatures. The Parties warrant that they are fully empowered and authorized to execute this Agreement and that the person signing on behalf of each party is fully authorized to do so.  The Parties warrant and represent that there are no additional entities or persons affiliated with any of the parties hereto who are necessary to effectuate this Agreement.

11.         Miscellaneous. This Agreement may be executed in two or more identical counterparts, all of which constitute one and the same Agreement.  Facsimile and electronic signatures will have the same force and effect as originals.

CONFESSED JUDGMENT

THIS INSTRUMENT CONTAINS A CONFESSION OF JUDGMENT PROVISION WHICH CONSTITUTES A WAIVER OF IMPORTANT RIGHTS YOU MAY HAVE AS A DEBTOR AND ALLOWS THE HOLDER TO OBTAIN A JUDGMENT AGAINST YOU WITHOUT ANY FURTHER NOTICE.

Maker, Innolog Holdings Corporation and Innovative Logistics Techniques, Inc., jointly and severally (hereinafter referred to as “Debtor”), promise to pay to the order of Holder the sum of ONE HUNDRED SEVENTY-SEVEN THOUSAND DOLLARS AND ZERO CENTS ($177,000.00),  plus a Late Fee of SEVENTEEN THOUSAND SEVEN HUNDRED Dollars and 00/100 cents ($17,700.00); plus SIXTY-FIVE THOUSAND DOLLARS ($65,000) in connection with the Warrants; plus interest at 18% per annum, compounded daily, from the April 20, 2011, until paid, including and after the recording of this confession of judgment, plus all costs of collection, including all attorneys’ fees, less credit for any payments made (and common stock received from the Warrants).

Debtor hereby appoints the following persons, or any one of them, as the undersigned’s attorney-in-fact for the purpose of confessing judgment in favor of KAY M. GUMBINNER TRUST and Robert Gumbinner and Fred Gumbinner, trustees under a trust agreement dated January 9, 2008 (known as the Kay M. Gumbinner Trust), to wit:

Richard A. Golden, of 10627 Jones Street, #101B, Fairfax, Virginia 22030
Randall Borden, of 10627 Jones Street, #201A, Fairfax, Virginia 22030.

The undersigned’s said attorneys in fact are explicitly authorized, whether a suit, motion or action be pending for the indebtedness or not, to confess judgment in favor of the KAY M. GUMBINNER TRUST and Robert Gumbinner and Fred Gumbinner, trustees under a trust agreement dated January 9, 2008 (known as the Kay M. Gumbinner Trust), in the amount of $259,700.00, plus all costs and expenses of collection (including attorneys’ fees), plus interest from the earlier of April 20, 2011 and date of judgment so confessed at the rate of 18% per annum, compounded daily, or such lesser amount of principal plus interest as the creditor may be willing to accept.

Such confession of judgment may be made in the clerk’s office of the circuit court in the Commonwealth of Virginia, located at Fairfax, Virginia.

Furthermore, Maker, jointly and severally acknowledge the Holders right to pursue the security and accounts receivable securing the Obligations and the Confessed Judgment.  Debtor hereby expressly waives the benefit of any homestead exemption as to this debt and waives demand, protest, notice of presentment, notice of protest, and notice of non-payment and dishonor of this note.

Debtor agrees this confessed judgment note is provided not in payment of, but as additional security for and evidence of obligations due to the Holder under the Loan Documents and this Agreement.

IN WITNESS WHEREOF, the Holder and Innolog have executed this Agreement as of the date set forth below.

KAY M. GUMBINNER TRUST,	INNOVATIVE LOGISTICS TECHNIQUES, INC.
Trustee or its Duly Authorized and Empowered Representative or Attorney in Fact

By:	By:

Robert Gumbinner,	William P. Danielczyk, Chairman &/or Executive
Trustee	Chairman

Dated as of: March 25, 2011	Dated as of: March 25, 2011

INNOLOG HOLDINGS CORPORATION

By:

William P. Danielczyk, Chairman &/or Executive
Chairman

Dated as of: March 25, 2011